Exhibit 99.1

Molson Coors Reports 2017 Full Year and Fourth Quarter Results

Full Year (FY) Worldwide Brand Volume Increased 1.0%; FY Priority Brand Volume Grew 2.8%

FY Net Sales Revenue (NSR)/HL Increased 2.6%

FY Net Income of $1.4 Billion ($6.52 Per Share) Increased 379%, and FY Underlying (Non-GAAP) EPS of $4.47 Increased 1.1%

FY Operating Cash Flow of $1.87 Billion; Underlying Free Cash Flow of $1.45 Billion

More Than $255 Million of Cost Savings Delivered in 2017; Raising 3-year Target to $600 Million

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4th Quarter (4th Q) Worldwide Brand Volume Decreased 1.1%, and Priority Brand Volume Decreased 1.9%

4th Q NSR/HL Increased 5.8%

4th Q EPS of $2.72, Up from ($2.83), and Underlying EPS of $0.62 Increased 31.9%

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DENVER & MONTREAL--(BUSINESS WIRE)--February 14, 2018--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2017 full year and fourth quarter. Molson Coors president and chief executive officer Mark Hunter said:

"2017 marked the first full year of the bigger, stronger Molson Coors, and our full year results demonstrated balance and progress against both our bottom-line and top-line goals. Integration, synergies and costs savings were all delivered on or ahead of plan by engaged employees around the world who are aligned behind our First Choice for consumer and customer ambition. For the full year 2017 versus pro forma 2016 results, we over-delivered on costs savings and free cash flow and optimized commercial spending, delivering strong net income growth, underlying EBITDA margin expansion of 77 basis points, and underlying EBITDA growth of 3.7 percent. We also strengthened our balance sheet by more than $900 million through debt pay-down and pension contributions as part of our deleverage strategy. This was complemented by an improving top line, with global brand volume growth of 1 percent and net sales per hectoliter growth of 2.6 percent, driven by revenue management and portfolio premiumization. We also grew market share in Canada and Europe for the year and delivered positive underlying EBITDA in our International business."

Mark added, "Across Molson Coors, against a backdrop of integration and challenging market conditions during 2017, we delivered financial and commercial results that demonstrate our balanced priorities for bottom- and top-line growth are working. In 2018, our First Choice focus across regions will continue to strengthen and premiumize our brand portfolio, while deepening our customer relationships. We will also continue to retain flexibility in our P&L, deliver on our cost savings and remain laser-focused on delivering against our cash targets and strengthening our balance sheet."

Consolidated Performance - Full Year 2017

	Twelve Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2017	December 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
	Actual	Pro forma(1)
Net Sales	$11,002.8	$10,983.2	0.2%	$(13.2)	0.3%
U.S. GAAP Net income (loss)(2)	$1,412.7	$294.6	379.5%
Per diluted share	$6.52	$1.36	379.4%
Underlying (Non-GAAP) Net income(2)(3)	$968.6	$954.6	1.5%
Per diluted share	$4.47	$4.42	1.1%
Underlying EBITDA (Non-GAAP)(3)	$2,495.1	$2,406.5	3.7%	$(15.9)	4.3%

Consolidated Performance - Fourth Quarter 2017

	Three Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2017	December 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
	Actual	Pro forma(1)
Net Sales	$2,579.6	$2,468.0	4.5%	$51.9	2.4%
U.S. GAAP Net income (loss)(2)	$588.1	$(607.2)	N/M
Per diluted share	$2.72	$(2.83)	N/M
Underlying (Non-GAAP) Net income(2)(3)	$133.6	$101.1	32.1%
Per diluted share	$0.62	$0.47	31.9%
Underlying EBITDA (Non-GAAP)(3)	$480.3	$410.6	17.0%	$11.1	14.3%

N/M = Not meaningful

(1)	See p. 13 for an explanation of pro forma information.
(2)	Net income (loss) attributable to MCBC from continuing operations.
(3)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights (versus Fourth Quarter 2016 Pro Forma Results, unless otherwise noted)
  Net sales: $2.580 billion, increased 4.5 percent, due to positive global pricing, royalty volume and foreign currency, along with cycling a $50 million indirect tax provision from a year ago. These factors were partially offset by lower financial volumes. Net sales in constant currency grew 2.4 percent.
  Net sales per HL: $111.89, increased 5.8 percent, and 3.7 percent in constant currency, driven by positive global pricing, higher royalty revenue, favorable foreign currency movements and cycling an indirect tax provision from a year ago.
  Volume: Worldwide brand volume of 22.4 million hectoliters decreased 1.1 percent due to lower volume in the U.S. and International, partially offset by growth in Europe and Canada. Global priority brand volume decreased 1.9 percent. Financial volume of 23.1 million hectoliters decreased 1.2 percent, driven by lower U.S. volume.
  U.S. GAAP net income from continuing operations attributable to MCBC was $588.1 million, improved from a loss of $607.2 million last year, driven by a discrete tax benefit related to the revaluation of our deferred tax balances, which resulted from the recent U.S. tax reform, along with favorable underlying performance and cycling an impairment charge for the Molson brands in Canada and an indirect tax provision in Europe recorded a year ago.
  Underlying net income (non-GAAP) increased 32.1 percent, driven by positive global pricing, cost savings, MG&A efficiencies and net pension benefit, as well as cycling the indirect tax provision a year ago, partially offset by inflation, impacts of lower volume, investments behind global business capabilities, and a higher underlying tax rate.
  The company looks at value creation from the MillerCoors transaction through the lens of the sum of three numbers. In the fourth quarter, these three numbers were:
    Underlying net earnings of $133.6 million, plus…
    $103 million of transaction-related cash tax benefits and…
    $11 million of transaction-related after-tax book amortization.
    To calculate this measure on a per-share basis, the company had 216.5 million weighted average diluted shares outstanding in the fourth quarter.
  Underlying EBITDA: Increased 17.0 percent on a reported basis, and increased 14.3 percent on a constant currency basis.
  U.S. GAAP cash from operations: Net cash from operating activities for full year 2017 was $1.866 billion, which represents an increase of $739.4 million from actual prior year results, driven by the addition of the other 58 percent of MillerCoors cash flows, as well as lower cash paid for taxes and working capital efficiencies, which were partially offset by higher cash paid for pension funding and interest.
  Underlying free cash flow: $1.449 billion for full year 2017, a 67.8 percent increase from actual prior year results of $863.7 million, driven by the same factors as cash from operations, partially offset by higher capital expenditures.
  Debt: Total debt at the end of 2017 was $11.314 billion, and cash and cash equivalents totaled $418.6 million, resulting in net debt of $10.895 billion. This net debt is more than $600 million lower than at the beginning of the year, despite $280 million of unfavorable foreign currency. Additionally, we made $310 million of contributions to our defined-benefit pension plans during 2017 as part of our deleveraging goals.

Business Review- Fourth Quarter 2017

Net Sales

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$1,724.7	$1,735.6	(0.6)%	$—	(0.6)%
Canada	$352.9	$329.6	7.1%	$16.7	2.0%
Europe	$473.2	$366.8	29.0%	$35.2	19.4%
International	$71.4	$60.0	19.0%	$—	19.0%
Corporate	$—	$0.2	(100.0)%	$—	(100.0)%

Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$227.5	$205.3	10.8%	$(0.9)	11.3%
Canada	$42.2	$(459.6)	N/M	$1.7	108.8%
Europe	$54.9	$(15.6)	N/M	$3.4	430.1%
International	$(7.5)	$(1.3)	(476.9)%	$(0.1)	(469.2)%
Corporate	$(116.2)	$(164.4)	29.3%	$1.0	28.7%

N/M = Not meaningful

Underlying EBITDA (Non-GAAP)(2)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$346.0	$329.7	4.9%	$(0.9)	5.2%
Canada	$79.0	$82.5	(4.2)%	$3.4	(8.4)%
Europe	$102.7	$28.1	265.5%	$7.3	239.5%
International	$0.4	$1.4	(71.4)%	$—	(71.4)%
Corporate	$(47.8)	$(33.6)	(42.3)%	$1.3	(46.1)%

(1)	United States fourth quarter 2016 results are presented on a pro forma basis.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

United States Business (MillerCoors) (versus Fourth Quarter 2016 Pro Forma Results)

  Volume: U.S. domestic sales-to-retailers volume (STRs) declined 3.0 percent for the quarter, driven by lower volume in the Premium Light segment. Domestic sales-to-wholesalers volume (STWs) decreased 1.5 percent.
  Revenue: Domestic net sales per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 1.4 percent as a result of higher net pricing, partially offset by negative sales mix.
  Cost of goods sold (COGS) per hectoliter increased 2.2 percent, driven by higher input costs and volume deleverage, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense decreased 4.1 percent due to spending optimization and efficiencies.
  On a U.S. GAAP basis, United States income from continuing operations before income taxes increased 10.8 percent to $227.5 million, primarily due to higher underlying EBITDA performance and lower special charges.
  United States underlying EBITDA increased 4.9 percent to $346.0 million, driven by higher net pricing, cost savings and lower MG&A expenses, partially offset by COGS inflation and lower STW volumes.

Canada Business

  Volume: Canada brand volume increased 0.8 percent in the fourth quarter, driven by higher sales of import and craft brands, partially offset by lower domestic volumes. Canada financial volume, which includes contract brewing volume, increased 1.0 percent.
  Revenue: Net sales per hectoliter increased 1.0 percent in local currency, primarily due to positive pricing, partially offset by negative sales mix.
  COGS per hectoliter increased 7.5 percent in local currency due to higher inflation, sales mix shift to higher-cost products, increased distribution costs and unfavorable transactional foreign currency impacts, partially offset by cost savings.
  MG&A expense decreased 5.0 percent in local currency, driven primarily by lower brand amortization and bad debt expense, as well as spending reductions.
  On a U.S. GAAP basis, Canada reported income from continuing operations before income taxes of $42.2 million, compared to a loss of $459.6 million in the prior year attributable to non-cash brand impairment charges of $495.2 million.
  Canada underlying EBITDA decreased 4.2 percent to $79.0 million in the quarter, driven by higher cost of goods sold, partially offset by positive pricing, lower MG&A expenses, and favorable foreign currency.

Europe Business

  Volume: Europe brand volume increased 10.4 percent in the fourth quarter versus a year ago, primarily driven by the transfer of royalty and export brand volume across Europe from our International business, along with growth from our above-premium brands. Europe financial volume, which includes contract brewing and factored brands but excludes royalty volume, increased 2.7 percent.
  Revenue: Europe net sales per hectoliter increased 16.3 percent in local currency, due to cycling a $50 million indirect tax provision last year, along with positive mix and the addition of royalty and export brand revenue.
  COGS per hectoliter increased 0.6 percent in local currency, primarily driven by mix shift to higher-cost brands and geographies, partially offset by higher net pension benefit this year.
  MG&A expense decreased 2.8 percent in local currency, due to the partial reversal of a bad-debt provision established earlier in 2017 related to a customer in Croatia, along with higher net pension benefit this year, partially offset by higher brand investments.
  On a U.S. GAAP basis, Europe reported income from continuing operations before income taxes of $54.9 million, up from a loss of $15.6 million last year, which was primarily due to the $50 million indirect tax provision. Pretax income also increased due to higher brand volume, positive sales mix, higher net pension benefit, partial reversal of a bad-debt provision and favorable foreign currency.
  Europe underlying EBITDA was $102.7 million, up from $28.1 million last year, driven by the same factors as U.S. GAAP income.

International Business

  Volume: International brand volume decreased by 15.1 percent in the fourth quarter, driven by the transfer of royalty and export brand volume to Europe and the loss of the Modelo contract in Japan, partially offset by the addition of the Puerto Rico business from MillerCoors and growth across several Latin America markets.
  Revenue: Net sales per hectoliter increased 6.1 percent, driven by sales mix changes and positive pricing.
  COGS per hectoliter increased 9.7 percent, due to sales mix changes and higher integration-related non-core costs.
  MG&A expense increased 40.8 percent, driven by higher organization and integration costs related to the acquisition of the Miller International brands business, along with increased brand investments.
  On a U.S. GAAP basis, International segment reported a loss from continuing operations before income taxes of $7.5 million versus a loss of $1.3 million a year ago, driven by higher integration costs related to the acquisition of the Miller International brands business, along with the loss of the Modelo contract in Japan, partially offset by higher volume and favorable sales mix changes.
  International underlying EBITDA was $0.4 million in the fourth quarter, down from $1.4 million a year ago, driven by the loss of the Modelo contract in Japan, the transfer of royalty and export business to Europe, and higher MG&A from the addition of the Miller International business, partially offset by the addition of Puerto Rico and volume growth across several Latin American markets.

Corporate

  On a U.S. GAAP basis, Corporate loss from continuing operations on a reported basis was $116.2 million in the fourth quarter compared to a loss of $164.4 million in the prior year, primarily due to higher unrealized mark-to-market gains on commodity swaps and lower costs this year related to the Acquisition, partially offset by higher investments in our global growth and efficiency initiatives.
  Corporate underlying EBITDA was a loss of $47.8 million for the fourth quarter versus a $33.6 million loss in the prior year, driven primarily by higher global investments in commercial, supply chain and information technology, as well as unfavorable foreign currency impacts and certain cost transfers from business units.

Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016	% Change	December 31, 2016
	Actual	Pro forma		Actual
Financial Volume(1)	23.055	23.337	(1.2)%	21.796
Contract brewing and wholesaler Volume	(1.985)	(2.153)	(7.8)%	(1.981)
Royalty Volume	0.907	0.811	11.8%	0.811
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.380	0.614	(38.1)%	0.762
Owned Volume	22.357	22.609	(1.1)%	21.388
Proportionate share of Equity Investment Worldwide Brand Volume	—	—	—%	0.513
Total Worldwide Brand Volume(1)	22.357	22.609	(1.1)%	21.901

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Cost Savings Update

  The company delivered more than $255 million of synergies and other cost savings in 2017, exceeding its original goal by more than $80 million. Total one-time costs to capture transaction-related synergies totaled $83 million in 2017, with approximately two-thirds of this in non-core operating expense and one-third in capital spending.
  In part based on the increased delivery of cost savings in 2017, the company is increasing its three-year savings target to $600 million of all-in savings to be delivered by 2019. For the two remaining years of the program, the cost savings targets are $210 million in 2018 and $135 million in 2019, which reflects the acceleration of some savings into 2017 and 2018.
  The company is also reducing its anticipated one-time costs to capture synergies to $250 million over the three-year savings program, down from $350 million previously. This new target is expected to be approximately 60 percent non-core operating expense and 40 percent capital spending.

Effective Income Tax Rates (versus fourth quarter 2016 pro forma results)

	Three Months Ended
	December 31, 2017	December 31, 2016
U.S. GAAP effective tax rate	(195.0)%	(47.0)%
Underlying effective tax rate	28.8%	16.4%

  Our effective tax rate was negative 195.0 percent in the fourth quarter of 2017, and was driven by the recognition of a net discrete tax benefit related to revaluing our deferred tax liabilities as a result of the reduction of the federal statutory corporate income tax rate to 21 percent as part of U.S. tax reform. A year ago, our effective tax rate was negative due to the impact of a pretax loss driven by a Canada brand impairment charge and change in brand life from indefinite to definite-lived assets.
  Our underlying effective tax rate increased to 28.8 percent from 16.4 percent a year ago, primarily due to valuation allowance releases in the fourth quarter of 2016.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the fourth quarter, MCBC recognized a net special charge of $3.7 million, primarily driven by accelerated depreciation expense related to the planned rebuilding of our Montreal and Vancouver breweries in Canada and the planned closure of our Burton South brewery in Europe. These charges were partially offset by a $5.4 million pension settlement gain in the quarter related to the annuitization of more than $900 million of our U.S. plan's projected benefit obligation and a corresponding reduction to the plan assets.
  Additionally during the fourth quarter, we recorded other non-core net gains of $10.6 million, primarily driven by unrealized mark-to-market gains on commodity hedges, partially offset by costs related to the Acquisition.
  Finally, we recognized a $433.9 million discrete tax benefit in the quarter, driven by the revaluation of deferred tax balances and other changes resulting from recently enacted U.S. tax reform.

Pension Accounting Change Applied Retrospectively

During the fourth quarter of 2017, we changed our method of calculating the market-related value of pension plan assets used to determine net periodic pension cost and have accordingly retrospectively applied this change, which only impacted our consolidated, Canada and Europe results. These changes for the fourth quarter and full year 2017 are reflected in the table below. See the Company's 2017 10-K filing for additional detail.

($ in millions) (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2017
	Under Prior Method	Adjustment	As Adjusted	Under Prior Method	Adjustment	As Adjusted
Segment adjustments:
Canada COGS	$(211.3)	$0.7	$(210.6)	$(850.2)	$2.5	$(847.7)
Canada MG&A expenses	$(94.0)	$0.3	$(93.7)	$(398.1)	$1.0	$(397.1)
Europe COGS	$(299.5)	$4.9	$(294.6)	$(1,166.1)	$19.2	$(1,146.9)
Europe MG&A expenses	$(125.1)	$3.2	$(121.9)	$(524.5)	$12.8	$(511.7)
Consolidated adjustments:
U.S. GAAP Pretax income(1)	$191.8	$9.1	$200.9	$1,346.2	$35.5	$1,381.7
U.S. GAAP Net income(2)	$579.7	$8.4	$588.1	$1,383.5	$29.2	$1,412.7
Underlying (Non-GAAP) Pretax income(1)(3)	$184.9	$9.1	$194.0	$1,324.0	$35.5	$1,359.5
Underlying (Non-GAAP) Net income(2)(3)	$125.2	$8.4	$133.6	$939.4	$29.2	$968.6

(1)	Pretax income from continuing operations.
(2)	Net income attributable to MCBC from continuing operations.
(3)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

2018 Outlook

The company has established the following targets for full year 2018 performance:

  Underlying free cash flow: $1.5 billion, plus or minus 10 percent, which excludes a $330 million cash payment received in January 2018 related to resolving a purchase price adjustment to our October 2016 acquisition of the Miller International business.
  Transaction-related cash tax benefits: approximately $200 million (included in free cash flow).
  Transaction-related after-tax book amortization: approximately $55 million.
  Cash pension contributions: approximately $10 million.
  Capital spending: approximately $670 million, plus or minus 10 percent.
  Cost savings: approximately $210 million in 2018, and $600 million (updated) for 2017 to 2019.
  Cost of goods sold per hectoliter:
    MillerCoors: low-single-digit increase.
    Canada: low-single-digit increase (local currency).
    Europe: low-single-digit increase (local currency).
    International business: mid-single-digit decrease.
  Underlying Corporate MG&A expense: approximately $180 million, plus or minus 10 percent.
  Underlying depreciation and amortization: approximately $850 million, versus $792 million in 2017, primarily due to planned information systems implementations in the U.S.
  Pension income: approximately $60 million.
  Underlying Corporate net interest expense: approximately $330 million, plus or minus 10 percent.
  Underlying effective tax rate in the range of 18 to 22 percent for 2018, following the enactment of U.S. tax reform, which reduced the U.S. federal statutory corporate income tax rate from 35 percent to 21 percent. Subject to additional definitive guidance from the U.S. government regarding the implementation of the recently passed tax reform legislation, the company's preliminary view of its long-term effective tax rate (after 2018) is in the range of 20 to 24 percent.
  In addition, our 2018 results will also be impacted by the adoption of the new revenue recognition standard, as well as guidance changing the presentation of pension and other postretirement benefit (OPEB) costs.
    The new revenue recognition accounting standard became effective for us at the beginning of 2018, and we have elected the modified retrospective method. Therefore, prior period results will not be restated, but results under the old standard will continue to be disclosed throughout 2018 for comparability, as required by the standard. Along with some timing changes, we currently anticipate that this adoption will change the presentation of our results, including a reduction of net sales revenue and marketing, general and administrative expenses of approximately $70 million to $90 million during 2018, primarily within our Canada segment, with no significant impact to net income.
    Under the new pension guidance, we will report the service cost component of net periodic pension and OPEB costs or income in our business segment results. Beginning in 2018, however, all other components of net periodic pension and OPEB cost or income will be reported in Corporate within other income (expense), net. Prior period results for Europe, the U.S., Canada, International, Corporate and Consolidated will be restated retrospectively for this change, as required by the guidance, with no impact to consolidated net income. This accounting change will primarily impact the reported results of our Europe segment, where approximately $46 million of 2017 net periodic pension income will move from Europe COGS ($27 million) and MG&A ($19 million) to Corporate other income (expense), net.
    The impacts of these accounting changes are discussed in further detail within footnote 2 of our 2017 Form 10-K.
Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s fourth quarter or full year ended December 31, 2017, compared to the fourth quarter or full year ended December 31, 2016 (pro forma 2016 results used for consolidated and U.S. comparisons). All per-hectoliter calculations include contract brewing and non-owned factored beverage volume in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58 percent economic interest and 50 percent voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2017 Fourth Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2017 fourth quarter results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 14, 2019. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability Index for the past seven years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the Acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX

Consolidated Financial Performance(1)

Molson Coors Brewing Company	Three Months Ended December 31, 2017			% Change
($ in millions, except per share data) (Unaudited)	U.S. GAAP	Non-GAAP Adjustments(2)	Non-GAAP Underlying(2)	U.S. GAAP	Non-GAAP Underlying
Net sales	$2,579.6	$—	$2,579.6	4.5%	4.5%
Net Sales per HL change				5.8%	5.8%
Cost of goods sold	$(1,514.7)	$(34.5)	$(1,549.2)	1.0%	3.0%
Cost of goods sold per HL change				2.3%	4.3%
Gross profit	$1,064.9	$(34.5)	$1,030.4	9.9%	6.8%
Marketing, general and administrative expenses	$(775.9)	$24.1	$(751.8)	(0.1)%	0.5%
Special items, net	$(3.7)	$3.7	$—	(99.3)%	—%
Operating income (loss)	$285.3	$(6.7)	$278.6	N/M	28.6%
Interest income (expense), net	$(84.9)	$—	$(84.9)	(9.5)%	(9.5)%
Other income (expense), net	$0.5	$(0.2)	$0.3	(96.1)%	(75.0)%
Income (loss) from continuing operations before income taxes	$200.9	$(6.9)	$194.0	N/M	56.5%
Income tax benefit (expense)	$391.7	$(447.6)	$(55.9)	N/M	175.4%
Net income (loss)(3)	$588.1	$(454.5)	$133.6	N/M	32.1%
Per diluted share	$2.72	$(2.10)	$0.62	N/M	31.9%
Underlying EBITDA(4)			$480.3		17.0%

Molson Coors Brewing Company	Twelve Months Ended December 31, 2017			% Change
($ in millions, except per share data) (Unaudited)	U.S. GAAP	Non-GAAP Adjustments(2)	Non-GAAP Underlying(2)	U.S. GAAP	Non-GAAP Underlying
Net sales	$11,002.8	$—	$11,002.8	0.2%	0.2%
Net Sales per HL change				2.6%	2.6%
Cost of goods sold	$(6,217.2)	$(112.6)	$(6,329.8)	(2.4)%	(1.0)%
Cost of goods sold per HL change				—%	1.4%
Gross profit	$4,785.6	$(112.6)	$4,673.0	3.7%	1.8%
Marketing, general and administrative expenses	$(3,032.4)	$70.6	$(2,961.8)	2.3%	0.9%
Special items, net	$(28.1)	$28.1	$—	(94.7)%	—%
Operating income (loss)	$1,725.1	$(13.9)	$1,711.2	53.4%	3.2%
Interest income (expense), net	$(343.3)	$—	$(343.3)	(6.9)%	(6.9)%
Other income (expense), net	$(0.1)	$(8.3)	$(8.4)	N/M	(167.7)%
Income (loss) from continuing operations before income taxes	$1,381.7	$(22.2)	$1,359.5	75.2%	4.4%
Income tax benefit (expense)	$53.2	$(421.9)	$(368.7)	N/M	11.6%
Net income (loss)(3)	$1,412.7	$(444.1)	$968.6	379.5%	1.5%
Per diluted share	$6.52	$(2.05)	$4.47	379.4%	1.1%
Underlying EBITDA(4)			$2,495.1		3.7%

N/M = Not meaningful

(1)	Versus comparable 2016 period Pro Forma results.
(2)	Refer to the table "Actual and Pro Forma Condensed Consolidated Statements of Operations" for detailed descriptions and reconciliation of non-GAAP adjustments and 2016 results.
(3)	Net income (loss) attributable to MCBC from continuing operations.
(4)	EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Pro Forma Information

We have presented consolidated and U.S. segment pro forma information in this release to enhance comparability of financial information between periods. Canada, Europe, International and Corporate results are not presented on a pro forma basis. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the Acquisition of the remaining 58 percent interest of MillerCoors and the completed financing as if they were completed on January 1, 2016. Our consolidated pro forma financial statements have been restated retrospectively to reflect our change in the method of calculating the market-related value of pension plan assets used to determine net periodic pension cost, as described above. Our U.S. segment pro forma information has been updated from the version previously provided on February 14, 2017, to reflect the removal of the Puerto Rico business effective as of January 1, 2017, from the results of the MillerCoors business, which were previously reported as part of the U.S. segment, and are now reported within the International segment. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the Acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition or the related completed financing are excluded in the pro forma statements of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the Acquisition, synergies or other cost savings that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted, had the Acquisition and the related financing occurred at the date indicated, nor does this information project the results of operations of MCBC for any future dates or periods.

Actual and Pro Forma Worldwide Brand and Financial Volumes

As a result of the Acquisition, we aligned our volume reporting policies resulting in adjustments to our historically reported volumes. Specifically, financial volume for all consolidated segments has been recast to include contract brewing and wholesaler non-owned brand volumes (including factored brands in Europe and non-owned brands distributed in the U.S.), as the corresponding sales are reported within our gross sales amounts. Additionally, financial volumes continue to include our owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances.

Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances, royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Actual 2017 and 2016 pro forma worldwide brand volumes include 100 percent of MillerCoors brand volume. Contract brewing and wholesaler volume is included within financial volume as noted above, but is removed from worldwide brand volume as this is non-owned volume for which we do not directly control performance. We also modified our worldwide brand volume definition to include an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the STR metric is important because, unlike STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Prior periods presented have been revised to reflect these changes. We believe this definition of worldwide brand volume more closely aligns with how we measure the performance of our owned brands within the markets in which they are sold. Effective January 1, 2017, European markets, including Sweden, Spain, Germany, Ukraine and Russia, which were previously reported under our International segment, are now presented within our Europe segment. Additionally, effective January 1, 2017, the results of the MillerCoors Puerto Rico business, which were previously reported as part of the U.S. segment, are now reported within the International segment.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow, underlying effective tax rate, and underlying Corporate net interest expense are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliations to Nearest U.S. GAAP Measures

Underlying Actual and Pro Forma EBITDA

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016	% change	December 31, 2016
	Actual	Pro forma		Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$588.1	$(607.2)	N/M	$1,439.8
Add: Net income (loss) attributable to noncontrolling interests	4.5	2.6	73.1%	2.2
U.S. GAAP: Net income (loss) from continuing operations	592.6	(604.6)	N/M	1,442.0
Add: Interest expense (income), net	84.9	93.8	(9.5)%	90.0
Add: Income tax expense (benefit)	(391.7)	193.4	N/M	996.3
Add: Depreciation and amortization	208.5	195.9	6.4%	184.1
Adjustments included in underlying income(1)	(6.9)	535.2	N/M	(2,319.3)
Adjustments to arrive at underlying EBITDA(2)	(7.1)	(3.1)	129.0%	(6.9)
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	—	—	—%	4.2
Non-GAAP: Underlying EBITDA	$480.3	$410.6	17.0%	$390.4

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2017	December 31, 2016	% change	December 31, 2016
	Actual	Pro forma		Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$1,412.7	$294.6	379.5%	$1,995.8
Add: Net income (loss) attributable to noncontrolling interests	22.2	16.9	31.4%	5.9
U.S. GAAP: Net income (loss) from continuing operations	1,434.9	311.5	360.6%	2,001.7
Add: Interest expense (income), net	343.3	368.8	(6.9)%	244.4
Add: Income tax expense (benefit)	(53.2)	477.2	N/M	1,055.2
Add: Depreciation and amortization	812.8	851.4	(4.5)%	388.4
Adjustments included in underlying income(1)	(22.2)	513.2	N/M	(2,240.0)
Adjustments to arrive at underlying EBITDA(2)	(20.5)	(115.6)	(82.3)%	(89.2)
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	—	—	—%	142.7
Non-GAAP: Underlying EBITDA	$2,495.1	$2,406.5	3.7%	$1,503.2

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.
(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.
(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Underlying Free Cash Flow

(In millions) (Unaudited)		Actual
		Twelve Months Ended
		December 31, 2017	December 31, 2016(5)
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,866.3	$1,126.9
Less:	Additions to properties(1)	(599.6)	(341.8)
Less:	Investment in MillerCoors(1)	—	(1,253.7)
Add:	Return of capital from MillerCoors(1)	—	1,086.9
Add:	Cash impact of special items(2)	89.5	24.3
Add:	Non-core costs related to acquisition of businesses(3)	92.8	151.2
Add:	MillerCoors investments in businesses(4)	—	65.6
Add:	MillerCoors cash impact of special items(4)	—	4.3
Non-GAAP:	Underlying Free Cash Flow	$1,449.0	$863.7

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund the construction of the new brewery in British Columbia.
(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller International brand portfolio, including $60.9 million of cash paid for income taxes in 2016.
(4)	Amounts represent our proportionate 42% share of the cash flow impacts for the pre-Acquisition period January 1, 2016, through October 10, 2016.
(5)	Prior to October 11, 2016, MCBC’s 42% share of MillerCoors results of operations were reported as equity income in MillerCoors in the consolidated statements of operations. As a result of the completion of the Acquisition, beginning October 11, 2016, MillerCoors results of operations were fully consolidated into MCBC’s consolidated financial statements and included in the U.S. segment.

Statements of Operations - Molson Coors Brewing Company and Subsidiaries

Actual and Pro Forma Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)	23.055	23.337	21.796
Sales	$3,211.7	$3,100.1	$2,901.9
Excise taxes	(632.1)	(632.1)	(607.9)
Net sales	2,579.6	2,468.0	2,294.0
Cost of goods sold	(1,514.7)	(1,499.2)	(1,481.9)
Gross profit	1,064.9	968.8	812.1
Marketing, general and administrative expenses	(775.9)	(776.5)	(752.1)
Special items, net	(3.7)	(522.6)	2,443.4
Equity income in MillerCoors	—	—	9.7
Operating income (loss)	285.3	(330.3)	2,513.1
Interest income (expense), net	(84.9)	(93.8)	(90.0)
Other income (expense), net	0.5	12.9	15.2
Income (loss) from continuing operations before income taxes	200.9	(411.2)	2,438.3
Income tax benefit (expense)	391.7	(193.4)	(996.3)
Net income (loss) from continuing operations	592.6	(604.6)	1,442.0
Income (loss) from discontinued operations, net of tax	0.7	(0.5)	(0.5)
Net income (loss) including noncontrolling interests	593.3	(605.1)	1,441.5
Net (income) loss attributable to noncontrolling interests	(4.5)	(2.6)	(2.2)
Net income (loss) attributable to MCBC	$588.8	$(607.7)	$1,439.3

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$2.73	$(2.83)	$6.70
From discontinued operations	—	—	—
Basic net income (loss) attributable to MCBC per share	$2.73	$(2.83)	$6.70

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$2.72	$(2.83)	$6.65
From discontinued operations	—	—	—
Diluted net income (loss) attributable to MCBC per share	$2.72	$(2.83)	$6.65

Weighted average shares - basic	215.5	214.8	214.8
Weighted average shares - diluted	216.5	214.8	216.4

Dividends per share	$0.41		$0.41

Amounts attributable to MCBC
Net income (loss) from continuing operations	$588.1	$(607.2)	$1,439.8
Income (loss) from discontinued operations, net of tax	0.7	(0.5)	(0.5)
Net income (loss) attributable to MCBC	$588.8	$(607.7)	$1,439.3

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.

(In millions, except per share data) (Unaudited)	Twelve Months Ended
	December 31, 2017	December 31, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)	99.563	101.934	46.912
Sales	$13,471.5	$13,545.1	$6,597.4
Excise taxes	(2,468.7)	(2,561.9)	(1,712.4)
Net sales	11,002.8	10,983.2	4,885.0
Cost of goods sold	(6,217.2)	(6,367.6)	(2,987.5)
Gross profit	4,785.6	4,615.6	1,897.5
Marketing, general and administrative expenses	(3,032.4)	(2,962.8)	(1,589.8)
Special items, net	(28.1)	(528.2)	2,522.4
Equity income in MillerCoors	—	—	500.9
Operating income (loss)	1,725.1	1,124.6	3,331.0
Interest income (expense), net	(343.3)	(368.8)	(244.4)
Other income (expense), net	(0.1)	32.9	(29.7)
Income (loss) from continuing operations before income taxes	1,381.7	788.7	3,056.9
Income tax benefit (expense)	53.2	(477.2)	(1,055.2)
Net income (loss) from continuing operations	1,434.9	311.5	2,001.7
Income (loss) from discontinued operations, net of tax	1.5	(2.8)	(2.8)
Net income (loss) including noncontrolling interests	1,436.4	308.7	1,998.9
Net (income) loss attributable to noncontrolling interests	(22.2)	(16.9)	(5.9)
Net income (loss) attributable to MCBC	$1,414.2	$291.8	$1,993.0

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$6.56	$1.37	$9.41
From discontinued operations	0.01	—	(0.01)
Basic net income (loss) attributable to MCBC per share	$6.57	$1.37	$9.40

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$6.52	$1.36	$9.35
From discontinued operations	0.01	—	(0.01)
Diluted net income (loss) attributable to MCBC per share	$6.53	$1.36	$9.34

Weighted average shares - basic	215.4	214.7	212.0
Weighted average shares - diluted	216.5	216.1	213.4

Dividends per share	$1.64		$1.64

Amounts attributable to MCBC
Net income (loss) from continuing operations	$1,412.7	$294.6	$1,995.8
Income (loss) from discontinued operations, net of tax	1.5	(2.8)	(2.8)
Net income (loss) attributable to MCBC	$1,414.2	$291.8	$1,993.0

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.

Molson Coors Brewing Company and Subsidiaries
U.S. Actual and Pro Forma Results of Operations

(In millions) (Unaudited)	Three Months Ended
	December 31, 2017	December 31, 2016
	Actual	Pro forma(1)	Actual(2)
Financial volume in hectoliters(3)(4)	15.606	15.997	15.997
Sales(4)	$1,963.0	$1,973.2	$1,979.1
Excise taxes	(238.3)	(237.6)	(237.6)
Net sales(4)	1,724.7	1,735.6	1,741.5
Cost of goods sold(4)(7)	(1,040.5)	(1,044.2)	(1,125.1)
Gross profit	684.2	691.4	616.4
Marketing, general and administrative expenses	(460.1)	(479.9)	(482.1)
Special items, net(5)	5.3	(6.9)	2,958.1
Operating income	229.4	204.6	3,092.4
Interest income (expense), net	(0.9)	—	—
Other income (expense), net	(1.0)	0.7	0.7
Income (loss) from continuing operations before income taxes	$227.5	$205.3	$3,093.1
Add/(less):
Special items, net(5)	(5.3)	6.9	(2,958.1)
Acquisition and integration related costs(6)	0.7	—	—
Other non-core items(7)	—	—	82.0
Non-GAAP: Underlying pretax income (loss)	$222.9	$212.2	$217.0
Add: Interest expense (income), net	0.9	—	—
Add: Depreciation and amortization	122.2	117.5	114.6
Adjustments to arrive at underlying EBITDA(8)	—	—	—
Non-GAAP: Underlying EBITDA	$346.0	$329.7	$331.6

(1)	Includes pro forma results from October 1, 2016, through October 10, 2016, and actual results from October 11, 2016, through December 31, 2016.
(2)	Amounts include results from the pre-Acquisition period of October 1, 2016, through October 10, 2016, and post-Acquisition period of October 11, 2016, through December 31, 2016. Results for the post-Acquisition period of October 11, 2016, through December 31, 2016, reflect policy alignment and purchase accounting impacts.
(3)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(4)	On a reported basis, includes gross inter-segment sales and volumes that are eliminated in the consolidated totals.
(5)	See Part II—Item 8. Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items, on an actual basis. For the three months ended December 31, 2017, we recognized a pension settlement gain of $5.4 million within special items. For the three months ended December 31, 2016, actual special items include net gain of approximately $3.0 billion, representing the excess of the approximate $6.1 billion estimated fair value of our pre-existing 42% equity interest over its transaction date carrying value of approximately $2.7 billion. This net gain also includes the recognition of our accumulated other comprehensive loss related to our previously held equity interest of $458.3 million. Additionally, related to this revaluation gain, we recorded deferred income tax expense and a corresponding deferred tax liability of approximately $1.1 billion during the fourth quarter of 2016.
(6)	For the three months ended December 31, 2017, $0.6 million of integration costs were incurred in cost of goods sold and $0.1 million of integration costs were incurred in marketing, general & administrative expenses.
(7)	As a result of the Acquisition, a step-up in fair value of inventory was recorded to cost of goods sold in the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 4, "Acquisition and Investments" of the Form 10-K for detailed discussion.
(8)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(In millions) (Unaudited)	Twelve Months Ended
	December 31, 2017	December 31, 2016
	Actual	Pro forma(1)	Actual(2)
Financial volume in hectoliters(3)(4)	67.731	70.186	70.186
Sales(4)	$8,541.7	$8,744.0	$8,767.2
Excise taxes	(1,036.0)	(1,062.9)	(1,075.2)
Net sales(4)	7,505.7	7,681.1	7,692.0
Cost of goods sold(4)(7)	(4,331.5)	(4,445.6)	(4,483.4)
Gross profit	3,174.2	3,235.5	3,208.6
Marketing, general and administrative expenses	(1,782.1)	(1,871.4)	(1,844.1)
Special items, net(5)	(9.9)	(91.5)	2,873.5
Operating income	1,382.2	1,272.6	4,238.0
Interest income (expense), net	13.1	(1.4)	(1.4)
Other income (expense), net	(2.4)	4.4	4.4
Income (loss) from continuing operations before income taxes	$1,392.9	$1,275.6	$4,241.0
Add/(less):
Special items, net(5)	9.9	91.5	(2,873.5)
Acquisition and integration related costs(6)	7.5	—	—
Other non-core items(7)	—	—	82.0
Non-GAAP: Underlying pretax income (loss)	$1,410.3	$1,367.1	$1,449.5
Add: Interest expense (income), net	(13.1)	1.4	1.4
Add: Depreciation and amortization	485.7	568.7	466.1
Adjustments to arrive at underlying EBITDA(8)	—	(103.2)	(103.2)
Non-GAAP: Underlying EBITDA	$1,882.9	$1,834.0	$1,813.8

(1)	Includes pro forma results from January 1, 2016, through October 10, 2016, and actual results from October 11, 2016, through December 31, 2016.
(2)	Amounts include results from the pre-Acquisition period of January 1, 2016, through October 10, 2016, and post-Acquisition period of October 11, 2016, through December 31, 2016. Results for the post-Acquisition period of October 11, 2016, through December 31, 2016, reflect policy alignment and purchase accounting impacts.
(3)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(4)	On a reported basis, includes gross inter-segment sales and volumes that are eliminated in the consolidated totals.
(5)	See Part II—Item 8. Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items, on an actual basis. For the twelve months ended December 31, 2017, we recognized a pension settlement gain of $5.4 million within special items, offset by costs related to the closure of the Eden brewery. For the twelve months ended December 31, 2016, actual special items include net gain of approximately $3.0 billion during the fourth quarter of 2016, representing the excess of the approximate $6.1 billion estimated fair value of our pre-existing 42% equity interest over its transaction date carrying value of approximately $2.7 billion. This net gain also includes the recognition of our accumulated other comprehensive loss related to our previously held equity interest of $458.3 million. Additionally, related to this revaluation gain, we recorded deferred income tax expense and a corresponding deferred tax liability of approximately $1.1 billion during the fourth quarter of 2016. Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery, which for the twelve months ended December 31, 2016, includes $103.2 million of accelerated depreciation in excess of normal depreciation associated with the brewery closure. Special items during the twelve months ended December 31, 2016, also include a postretirement benefit curtailment gain of $25.7 million related to the closure of the Eden brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(6)	For the twelve months ended December 31, 2017, $2.4 million of integration costs were incurred in cost of goods sold and $5.1 million of integration costs were incurred in marketing, general & administrative expenses.
(7)	As a result of the Acquisition, a step-up in fair value of inventory was recorded to cost of goods sold in the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 4, "Acquisition and Investments" of the Form 10-K for detailed discussion.
(8)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
Underlying Equity Income in MillerCoors

($ in millions) (Unaudited)	For the period October 1 through October 10	For the period January 1 through October 10
	2016	2016
Income (loss) from continuing operations before income taxes	$23.6	$1,171.5
Income tax expense	—	(3.3)
Net (income) loss attributable to noncontrolling interest	(0.4)	(11.0)
Net income attributable to MillerCoors	$23.2	$1,157.2
MCBC economic interest	42%	42%
MCBC proportionate share of MillerCoors net income	9.7	486.0
Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors	—	3.3
Share-based compensation adjustment(1)	—	(0.7)
U.S. import tax benefit(2)	—	12.3
Equity income in MillerCoors	$9.7	$500.9
Add/(less):
MCBC proportionate share of MillerCoors special items, net of tax(3)	0.4	35.9
Non-GAAP: Underlying Equity Income in MillerCoors	$10.1	$536.8

(1)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller equity awards held by former Miller Brewing Company employees employed by MillerCoors, as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.
(2)	Represents a benefit associated with an anticipated refund to Coors Brewing Company ("CBC"), a wholly-owned subsidiary of MCBC, of U.S. federal excise tax paid on products imported by CBC based on qualifying volumes exported by CBC from the U.S.
(3)	Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery. For the pre-Acquisition period of January 1, 2016, through October 10, 2016, MillerCoors recorded net special charges of $85.6 million, including $103.2 million of accelerated depreciation in excess of normal depreciation associated with the closure of the Eden brewery, and a postretirement benefit curtailment gain related to the closure of Eden of $25.7 million.

Molson Coors Brewing Company and Subsidiaries
Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Financial volume in hectoliters(1)(2)	2.087	2.067	8.805	8.950
Sales(2)	$466.0	$432.9	$1,906.2	$1,879.4
Excise taxes	(113.1)	(103.3)	(448.2)	(453.7)
Net sales(2)	352.9	329.6	1,458.0	1,425.7
Cost of goods sold(2)	(210.6)	(185.0)	(847.7)	(793.2)
Gross profit	142.3	144.6	610.3	632.5
Marketing, general and administrative expenses	(93.7)	(94.1)	(397.1)	(361.6)
Special items, net(3)	(6.3)	(510.9)	(11.5)	(404.3)
Operating income (loss)	42.3	(460.4)	201.7	(133.4)
Other income (expense), net	(0.1)	0.8	11.1	7.8
Income (loss) from continuing operations before income taxes	$42.2	$(459.6)	$212.8	$(125.6)
Add/(less):
Special items, net(3)	6.3	510.9	11.5	404.3
Acquisition and integration related costs(4)	0.8	—	4.1	—
Other non-core items(5)	(0.2)	—	(8.3)	—
Non-GAAP: Underlying pretax income (loss)	$49.1	$51.3	$220.1	$278.7
Add: Depreciation and amortization	35.9	32.5	131.2	98.4
Adjustments to arrive at underlying EBITDA(6)	(6.0)	(1.3)	(14.4)	(4.9)
Non-GAAP: Underlying EBITDA	$79.0	$82.5	$336.9	$372.2

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Reflects gross segment sales, purchases and volumes which are eliminated in the consolidated totals.
(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2017, includes accelerated depreciation expense of $0.9 million and $4.1 million, respectively, related to the planned closure of the Vancouver brewery. Also incurred in the three and twelve months ended December 31, 2017, are accelerated depreciation charges in excess of normal deprecation of $5.1 million and $10.3 million, respectively, related to the planned closure of our existing Montreal brewery. Special items for the three and twelve months ended December 31, 2016, includes accelerated depreciation expense of $1.3 million and $4.9 million, respectively, related to the planned closure of the Vancouver brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and twelve months ended December 31, 2017, $0.8 million and $4.1 million, respectively, of acquisition and integration related costs were incurred in cost of goods sold.
(5)	For the twelve months ended December 31, 2017, a gain of $8.3 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.
(6)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Financial volume in hectoliters(1)(2)	5.401	5.260	23.290	22.590
Sales(2)	$746.5	$652.2	$2,888.3	$2,778.1
Excise taxes	(273.3)	(285.4)	(947.6)	(1,017.9)
Net sales(2)	473.2	366.8	1,940.7	1,760.2
Cost of goods sold	(294.6)	(264.0)	(1,146.9)	(1,116.2)
Gross profit	178.6	102.8	793.8	644.0
Marketing, general and administrative expenses	(121.9)	(115.4)	(511.7)	(506.6)
Special items, net(3)	(2.6)	(3.8)	(5.0)	(0.6)
Operating income (loss)	54.1	(16.4)	277.1	136.8
Interest income, net	0.8	0.9	3.6	3.6
Other income (expense), net	—	(0.1)	0.3	9.3
Income (loss) from continuing operations before income taxes	$54.9	$(15.6)	$281.0	$149.7
Add/(less):
Special items, net(3)	2.6	3.8	5.0	0.6
Acquisition and integration related costs(4)	0.2	—	0.6	—
Other non-core items(5)	—	—	—	(8.8)
Non-GAAP: Underlying pretax income (loss)	$57.7	$(11.8)	$286.6	$141.5
Add: Interest expense (income), net	(0.8)	(0.9)	(3.6)	(3.6)
Add: Depreciation and amortization	46.9	42.6	182.3	175.7
Adjustments to arrive at underlying EBITDA(6)	(1.1)	(1.8)	(6.1)	(7.5)
Non-GAAP: Underlying EBITDA	$102.7	$28.1	$459.2	$306.1

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Reflects gross segment sales which are eliminated in the consolidated totals. Excludes royalty volume of 0.417 million hectoliters and 1.694 million hectoliters for the three and twelve months ended December 31, 2017, and excludes royalty volume of 0.057 million hectoliters and 0.194 million hectoliters for the three and twelve months ended December 31, 2016, respectively.
(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2017, includes accelerated depreciation expense of $1.1 million and $6.1 million, respectively, related to the planned closure of our Burton South brewery in the U.K. Special items for the three and twelve months ended December 31, 2016, includes accelerated depreciation expense of $1.8 million and $7.5 million, respectively, related to the planned closure of our Burton South brewery in the U.K. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and twelve months ended December 31, 2017, $0.2 million and $0.6 million, respectively, of acquisition and integration related costs were incurred in cost of goods sold.
(5)	A gain of $8.8 million was recognized in other income (expense) during the twelve months ended December 31, 2016, for the sale of a non-operating asset.
(6)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
International Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Financial volume in hectoliters(1)(2)	0.620	0.553	2.394	1.495
Sales	$78.8	$65.8	$300.9	$191.0
Excise taxes	(7.4)	(5.8)	(36.9)	(27.4)
Net sales	71.4	60.0	264.0	163.6
Cost of goods sold(3)	(49.8)	(40.5)	(180.5)	(107.1)
Gross profit	21.6	19.5	83.5	56.5
Marketing, general and administrative expenses	(29.0)	(20.6)	(101.7)	(65.3)
Special items, net(4)	(0.1)	(0.3)	(1.6)	(31.1)
Operating income (loss)	(7.5)	(1.4)	(19.8)	(39.9)
Other income (expense), net	—	0.1	0.1	0.2
Income (loss) from continuing operations before income taxes	$(7.5)	$(1.3)	$(19.7)	$(39.7)
Add/(less):
Special items, net(4)	0.1	0.3	1.6	31.1
Acquisition and integration related costs(5)	5.4	—	12.0	—
Non-GAAP: Underlying pretax income (loss)	$(2.0)	$(1.0)	$(6.1)	$(8.6)
Add: Depreciation and amortization	2.4	2.4	9.6	5.1
Non-GAAP: Underlying EBITDA	$0.4	$1.4	$3.5	$(3.5)

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Excludes royalty volume of 0.490 million hectoliters and 1.991 million hectoliters for the three and twelve months ended December 31, 2017, and excludes royalty volume of 0.754 million hectoliters and 1.908 million hectoliters for the three and twelve months ended December 31, 2016, respectively.
(3)	Reflects gross segment purchases which are eliminated in the consolidated totals.
(4)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.
(5)	For the three and twelve months ended December 31, 2017, $2.2 million and $3.6 million, respectively, of integration costs were incurred in cost of goods sold, and for the three and twelve months ended December 31, 2017, $3.2 million and $8.4 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries
Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Financial volume in hectoliters	—	—	—	—
Sales	$—	$0.2	$0.9	$1.0
Excise taxes	—	—	—	—
Net sales	—	0.2	0.9	1.0
Cost of goods sold	38.2	4.4	122.9	22.9
Gross profit	38.2	4.6	123.8	23.9
Marketing, general and administrative expenses	(71.2)	(91.1)	(239.8)	(225.4)
Special items, net(1)	—	(0.7)	(0.1)	(0.7)
Operating income (loss)	(33.0)	(87.2)	(116.1)	(202.2)
Interest expense, net	(84.8)	(90.9)	(360.0)	(248.0)
Other income (expense), net	1.6	13.7	(9.2)	(47.7)
Income (loss) from continuing operations before income taxes	$(116.2)	$(164.4)	$(485.3)	$(497.9)
Add/(less):
Special items, net(1)	—	0.7	0.1	0.7
Acquisition and integration related costs(2)	20.8	58.1	57.1	244.0
Unrealized mark-to-market (gains) and losses(3)	(38.3)	(4.3)	(123.3)	(23.1)
Other non-core items(4)	—	(11.7)	—	(11.7)
Non-GAAP: Underlying pretax income (loss)	$(133.7)	$(121.6)	$(551.4)	$(288.0)
Add: Interest expense (income), net	84.8	90.9	360.0	248.0
Add: Depreciation and amortization	1.1	0.9	4.0	3.5
Adjustments to arrive at underlying EBITDA(5)	—	(3.8)	—	(76.8)
Non-GAAP: Underlying EBITDA	$(47.8)	$(33.6)	$(187.4)	$(113.3)

(1)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.
(2)	In connection with the Acquisition, for the three and twelve months ended December 31, 2017, we recorded $20.8 million and $57.1 million, respectively, of transaction related costs recorded within marketing, general & administrative expenses. For the three and twelve months ended December 31, 2016, we recorded $56.7 million and $108.4 million, respectively, of transaction related costs recorded within marketing, general & administrative expenses, a gain of $2.5 million and a loss of $58.9 million, respectively, of derivative losses and financing costs related to our bridge loan within other income (expense), and $3.8 million and $76.8 million, respectively, of financing costs related to our term loan, losses on our swaptions, and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA.
(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and twelve months ended December 31, 2017, and December 31, 2016, include the unrealized mark-to-market on these commodity swaps.
(4)	A gain of $11.7 million was recognized in other income (expense) during the three and twelve months ended December 31, 2016, for the sale of a non-operating asset.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Balance Sheet

Consolidated Balance Sheets

($ in millions, except par value) (Unaudited)	As of
	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$418.6	$560.9
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $17.2 and $10.7, respectively	728.3	654.4
Affiliate receivables	5.5	15.1
Other receivables, less allowance for doubtful accounts of $0.5 and $0.6, respectively	168.2	135.8
Inventories, less allowance for obsolete inventories of $8.1 and $3.3, respectively	591.5	592.7
Other current assets, net	277.6	210.7
Total current assets	2,189.7	2,169.6
Properties, less accumulated depreciation of $2,096.6 and $1,499.3, respectively	4,673.7	4,507.4
Goodwill	8,405.5	8,250.1
Other intangibles, less accumulated amortization of $662.3 and $404.0, respectively	14,296.5	14,031.9
Other assets	681.5	382.5
Total assets	$30,246.9	$29,341.5
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payable amounts of $0.4 and $2.1, respectively)	$2,679.6	$2,467.7
Current portion of long-term debt and short-term borrowings	714.8	684.8
Discontinued operations	4.9	5.0
Total current liabilities	3,399.3	3,157.5
Long-term debt	10,598.7	11,387.7
Pension and postretirement benefits	848.5	1,196.0
Deferred tax liabilities	1,648.6	1,699.0
Other liabilities	304.4	267.0
Discontinued operations	12.4	12.6
Total liabilities	16,811.9	17,719.8
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 204.7 shares and 203.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	107.7	108.1
Class B exchangeable shares, no par value (issued and outstanding: 14.7 shares and 15.2 shares, respectively)	553.2	571.2
Paid-in capital	6,688.5	6,635.3
Retained earnings	7,206.1	6,145.3
Accumulated other comprehensive income (loss)	(860.0)	(1,571.8)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,226.1	11,418.7
Noncontrolling interests	208.9	203.0
Total equity	13,435.0	11,621.7
Total liabilities and equity	$30,246.9	$29,341.5

Cash Flow Statement

Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$1,436.4	$1,998.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Revaluation gain on previously held 42% equity interest in MillerCoors and AOCI reclassification	—	(2,965.0)
Inventory step-up in cost of goods sold	—	82.0
Depreciation and amortization	812.8	388.4
Amortization of debt issuance costs and discounts	23.2	66.5
Share-based compensation	58.3	29.9
(Gain) loss on sale or impairment of properties and other assets, net	(0.4)	396.0
Equity income in MillerCoors	—	(488.6)
Distributions from MillerCoors	—	488.6
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(122.8)	(23.5)
Income tax (benefit) expense	(53.2)	1,055.2
Income tax (paid) received	86.0	(165.0)
Interest expense, excluding interest amortization	338.8	262.3
Interest paid	(350.3)	(162.5)
Pension expense (benefit)	(67.8)	(11.6)
Pension contributions paid	(310.0)	(12.1)
Change in current assets and liabilities (net of impact of business combinations) and other:
Receivables	(7.2)	65.6
Inventories	21.3	(23.2)
Payables and other current liabilities	31.0	144.9
Other assets and other liabilities	(28.3)	(2.7)
(Gain) loss from discontinued operations	(1.5)	2.8
Net cash provided by operating activities	1,866.3	1,126.9
Cash flows from investing activities:
Additions to properties	(599.6)	(341.8)
Proceeds from sales of properties and other assets	60.5	174.5
Acquisition of businesses, net of cash acquired	—	(11,961.0)
Investment in MillerCoors	—	(1,253.7)
Return of capital from MillerCoors	—	1,086.9
Other	0.9	8.5
Net cash used in investing activities	(538.2)	(12,286.6)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	2,525.6
Exercise of stock options under equity compensation plans	4.0	11.2
Dividends paid	(353.4)	(352.9)
Payments on debt and borrowings	(3,000.1)	(223.9)
Proceeds on debt and borrowings	1,536.0	9,460.6
Debt issuance costs	(7.0)	(60.7)
Net proceeds from (payments on) revolving credit facilities and commercial paper	374.3	(1.1)
Change in overdraft balances and other	(50.2)	(40.9)
Net cash provided by (used in) financing activities	(1,496.4)	11,317.9
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(168.3)	158.2
Effect of foreign exchange rate changes on cash and cash equivalents	26.0	(28.2)
Balance at beginning of year	560.9	430.9
Balance at end of year	$418.6	$560.9

Reconciliations to Nearest U.S. GAAP Measures by Line Item

Fourth Quarter 2017	Three Months Ended December 31, 2017
($ in millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$2,579.6	$(1,514.7)	$1,064.9	$(775.9)	$(3.7)	$285.3
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	(4.9)	(4.9)
Impairments or asset abandonment charges	—	—	—	—	8.4	8.4
Termination fees and other (gains) losses	—	—	—	—	0.2	0.2
Non-Core items
Acquisition and integration related costs	—	3.8	3.8	24.1	—	27.9
Unrealized mark-to-market (gains) losses	—	(38.3)	(38.3)	—	—	(38.3)
Underlying (Non-GAAP)	$2,579.6	$(1,549.2)	$1,030.4	$(751.8)	$—	$278.6

Fourth Quarter 2017	Three Months Ended December 31, 2017
($ in millions, except per share data) (Unaudited)	Interest income (expense), net	Other income (expense), net	Income (loss) from continuing operations before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC from continuing operations	Net income (loss) attributable to MCBC from continuing operations per diluted share
Reported (U.S. GAAP)	$(84.9)	$0.5	$200.9	$391.7	$588.1	$2.72
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	(4.9)	—	(4.9)	(0.02)
Impairments or asset abandonment charges	—	—	8.4	—	8.4	0.03
Termination fees and other (gains) losses	—	—	0.2	—	0.2	—
Non-Core items
Acquisition and integration related costs	—	—	27.9	—	27.9	0.13
Unrealized mark-to-market (gains) losses	—	—	(38.3)	—	(38.3)	(0.18)
Other non-core items	—	(0.2)	(0.2)	—	(0.2)	—
Tax effects on special and non-GAAP items	—	—	—	(447.6)	(447.6)	(2.06)
Underlying (Non-GAAP)	$(84.9)	$0.3	$194.0	$(55.9)	$133.6	$0.62

(1)	Adjustments relate to the following segments: U.S. segment $0.6 million, Canada segment $0.8 million, Europe segment $0.2 million, International segment $2.2 million, Corporate segment $(38.3) million.
(2)	Adjustments relate to the following segments: U.S. segment $0.1 million, International segment $3.2 million, Corporate segment $20.8 million.
(3)	Adjustments relate to the following segments: U.S. segment $(5.3) million, Canada segment $6.3 million, Europe segment $2.6 million, International segment $0.1 million.

Full Year 2017	Twelve Months Ended December 31, 2017
($ in millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$11,002.8	$(6,217.2)	$4,785.6	$(3,032.4)	$(28.1)	$1,725.1
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	(5.7)	(5.7)
Impairments or asset abandonment charges	—	—	—	—	38.4	38.4
Termination fees and other (gains) losses	—	—	—	—	(4.6)	(4.6)
Non-Core items
Acquisition and integration related costs	—	10.7	10.7	70.6	—	81.3
Unrealized mark-to-market (gains) losses	—	(123.3)	(123.3)	—	—	(123.3)
Underlying (Non-GAAP)	$11,002.8	$(6,329.8)	$4,673.0	$(2,961.8)	$—	$1,711.2

Full Year 2017	Twelve Months Ended December 31, 2017
($ in millions, except per share data) (Unaudited)	Interest income (expense), net	Other income (expense), net	Income (loss) from continuing operations before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC from continuing operations	Net income (loss) attributable to MCBC from continuing operations per diluted share
Reported (U.S. GAAP)	$(343.3)	$(0.1)	$1,381.7	$53.2	$1,412.7	$6.52
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	(5.7)	—	(5.7)	(0.03)
Impairments or asset abandonment charges	—	—	38.4	—	38.4	0.18
Termination fees and other (gains) losses	—	—	(4.6)	—	(4.6)	(0.02)
Non-Core items
Acquisition and integration related costs	—	—	81.3	—	81.3	0.38
Unrealized mark-to-market (gains) losses	—	—	(123.3)	—	(123.3)	(0.57)
Other non-core items	—	(8.3)	(8.3)	—	(8.3)	(0.04)
Tax effects on special and non-GAAP items	—	—	—	(421.9)	(421.9)	(1.95)
Underlying (Non-GAAP)	$(343.3)	$(8.4)	$1,359.5	$(368.7)	$968.6	$4.47

(1)	Adjustments relate to the following segments: U.S. segment $2.4 million, Canada segment $4.1 million, Europe segment $0.6 million, International segment $3.6 million, Corporate segment $(123.3) million.
(2)	Adjustments relate to the following segments: U.S. segment $5.1 million, International segment $8.4 million, Corporate segment $57.1 million.
(3)	Adjustments relate to the following segments: U.S. segment $9.9 million, Canada segment $11.5 million, Europe segment $5.0 million, International segment $1.6 million, Corporate $0.1 million.

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Molson Coors Brewing Company
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Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
or
Kevin Kim, 303-927-2515